Delaware Page 1
The First state
I, as HARRIET smith windsor, secretary of state of the state of
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “WIMAR OPCO FINANCE CORP. “, FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2006, AT 4:45 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
4171286 9100 060551720
Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4807445
DATE: 06-08-06
EXHIBIT 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:55 PM 06/07/2006
FILED 04:45 PM 06/07/2006
SRV 060551720 — 4171286 FILE
CERTIFICATE OF INCORPORATION
WIMAR OPCO FINANCE CORP.
     FIRST: The name of this corporation shall be: Wimar OpCo Finance Corp.
     SECOND: Its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle and its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which this corporation is authorized to issue is: One Hundred (100) common shares $.001 par value.
     FIFTH: The name and address of the incorporator is as follows:
Amy E. Brown
c/o Katz Teller Brant & Hild
255 E. Fifth Street, Suite 2400
Cincinnati, Ohio 45202
          IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 6th day of June, 2006.

/s/ Amy E. Brown
Amy E. Brown, Incorporator